MEMORANDUM

DATE:           September 16, 1999
TO:             File
FROM:           Joe Flynn
RE: Item 77(d): Form N-SAR for Fidelity Securities Fund

The following is an update to Fidelity Blue Chip Growth Fund, Fidelity Dividend Growth Fund, Fidelity Growth & Income Portfolio, and Fidelity OTC Portfolio pursuant to a Board approved vote on April 15, 1999.

Effective June 1, 1999, Fidelity Blue Chip Growth Fund, Fidelity Dividend Growth Fund, Fidelity Growth & Income Portfolio, and Fidelity OTC Portfolio are permitted to lend up to 15% of net assets to other funds through the interfund lending program, and will be subject to the standard 1940 Act borrowing limit of 33 1/3% of total assets as set forth in the funds' standard fundamental borrowing limit.

The following is an additional update to Fidelity Blue Chip Growth Fund, Fidelity Dividend Growth Fund, and Fidelity OTC Portfolio pursuant to a Board approved vote on May 20, 1999.

Effective June 1, 1999, Fidelity Blue Chip Growth Fund, Fidelity Dividend Growth Fund, and Fidelity OTC Portfolio will define "total assets" for purposes of each fund's fundamental and non-fundamental name test policies to be total assets of each fund less collateral held for securities lending transactions.